EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of Public Service Enterprise Group Incorporated (File Nos. 333-86372, 333-86372-01, 333-120111, 333-120111-01 and 333-120111-02) of our report dated February 22, 2005, except for Note 22 and Note 26, as to which the date is May 11, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Exelon Corporation, which appears in Exelon Corporation's Current Report on Form 8-K dated May 13, 2005 for the year ended December 31, 2004, which is incorporated by reference in the Definitive Joint Proxy Statement filed June 8, 2005 and June 13, 2005, of Public Service Enterprise Group Incorporated. We also consent to the incorporation by reference of our report dated February 22, 2005 relating to the financial statement schedule, which appears in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in the Definitive Joint Proxy Statement filed June 8, 2005 and June 13, 2005, of Public Service Enterprise Group Incorporated. We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-3 of Public Service Enterprise Group Incorporated.

PricewaterhouseCoopers LLP

Chicago, IL

July 27, 2005